Exhibit 10.8

LAS VEGAS SANDS CORP.

3355 Las Vegas Blvd.

Las Vegas, NV 89109

December 18, 2012

John P. Caparella

c/o Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, NV 89109

Re:	Amendment to Employment Letter

Dear John:

Reference is hereby made to that certain employment offer letter between you and Las Vegas Sands Corp. (the “Company”), dated as of April 15, 2011 (as may be amended from time to time, the “Employment Letter”). As set forth below, you and the Company have agreed to amend the Employment Letter to clarify its compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows, effective December 31, 2012:

The Employment Letter is amended by adding the following language immediately preceding the penultimate paragraph thereof:

“Section 409A of the Code.

(a)     Separate Payments. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under this letter are designated as separate payments.

(b)     General; No Indemnity. It is intended that the provisions of this letter comply with Section 409A, and all provisions of this letter shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, except as otherwise provided in this letter, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this letter (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(c)     Six-Month Delay for Specified Employees. Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments that are “deferred compensation” subject to Section 409A that are made by reason of your “separation from service” within the meaning of Section 409A shall be made to you prior to the date that is six months after the date of your “separation from service” or, if earlier, your date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverage described above in this letter may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverage for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by Employee for such coverage.

(d)     Termination of Employment as Separation from Service. In addition, for purposes of this letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(e)     Reimbursement Timing. To the extent that any reimbursements pursuant to this letter are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

(f)     Limitation of Offsets. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.”

The Company and you each acknowledges and agrees that except as amended hereby, the provisions of the Employment Letter shall remain in full force and effect. This letter shall be construed and enforced in accordance with and governed by the laws of the State of Nevada other than principles of law that would apply the law of another jurisdiction. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Michael Leven
Name: Michael Leven
Title: President & Chief Operating Officer

Agreed and accepted this 28 day of December 2012:

/s/ John P. Caparella
JOHN P. CAPARELLA

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